SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549


                    SCHEDULE 14A INFORMATION
                         Proxy Statement
  (Pursuant to Section 14(a) of the Securities Exchange Act of
1934)


Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Materials Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                     BISCAYNE APPAREL, INC.
        (Name of Registrant as specified in its Charter)

                     BISCAYNE APPAREL, INC.
           (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(i)(2).
[  ] $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

    (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration No.:

    (3) Filing Parties:

    (4) Date Filed:














































                     BISCAYNE APPAREL, INC.
                ________________________________

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON JUNE 12, 1996
                _________________________________

To the shareholders of
Biscayne Apparel, Inc.

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of
Shareholders of Biscayne Apparel, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Wednesday, June 12, 1996, at the Grand Bay Hotel, 2669 South Bayshore Drive,
Miami, Florida, for the following purposes:

     (1) To elect nine members to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 1996 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual
Meeting and any adjournments thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                              By Order of the Board of Directors,


                              Peter W. Klein
                              Secretary
Clifton, New Jersey
April 22, 1996

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.








                 ANNUAL MEETING OF SHAREHOLDERS
                               OF
                     BISCAYNE APPAREL, INC.
                ________________________________

                         PROXY STATEMENT
                ________________________________


             DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biscayne Apparel, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), for use at the 1996 Annual Meeting of Shareholders of the Company, to be held on the 12th day of June, 1996, or any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 22, 1996. The complete mailing address, including zip code, of the principal executive offices of the Company is 1373 Broad Street, Clifton, New Jersey 07013.


                  INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing.


                     PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

     1.   The election of nine directors to serve until the next
          Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

     2. Such other business as may properly come before the Annual Meeting, including any adjournments thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the election of the nine nominees for director named below, and (ii) in favor of all other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

              OUTSTANDING SHARES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 19, 1996 (the "Record Date"), as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 10,741,407 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

     The attendance, in person or by proxy, of the holders of shares of Common Stock representing a majority of the outstanding shares of such stock is necessary to constitute a quorum. For purposes of electing directors at the Annual Meeting, the nominees receiving the greatest number of votes of Common Stock shall be elected as directors. The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting is required for the approval of any other matter that may be submitted to vote of the shareholders. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.) If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.


                       SECURITY OWNERSHIP

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of March 29, 1996 by (a) each person known to the Company to own beneficially more than 5 percent of the Company's outstanding Common Stock, (b) each director (including nominees) who owns any such shares, (c) each Named Executive Officer (see "Executive Compensation and Other Information--Summary of Cash and Certain Other Compensation"), and
(d) the directors and executive officers of the Company as a group:

[CAPTION]


Name and Address of Beneficial Owner(1)     Common Stock
                                        Beneficially Owned(2)
                                        Shares      Percent

Trivest Special Situations Fund
  1985, L.P.(3)                       1,757,836     16.4%
Earl W. Powell(4)                       686,925      6.4%
Phillip T. George, M.D.(5)              641,440      6.0%
John E. Pollack(6)                      177,999      1.6%
Peter Vandenberg, Jr.(7)                 52,436      *
John W. Partridge(8)                    165,453      1.5%
James J. Pinto(9)                        42,228      *
Harold E. Berritt(10)                    17,865      *
Joseph B. Gildenhorn (11)                87,362      *
Kurt C. Gutfreund (12)                  415,541      3.9%
Directors and executive officers
  as a group (10 persons)(13)         4,063,276     36.3%




*    Less than 1%.
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.
(2) Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) Trivest Special Situations Fund 1985, L.P. ("TSSF") is a Delaware limited partnership of which Trivest Associates, L.P., a Delaware limited partnership ("Associates"), is general partner. The general partner of Associates is Trivest, Inc., a Delaware corporation ("Trivest"), whose shares are owned by Messrs. George and Powell. Blue Sky Partners, a Florida general partnership whose partners are Messrs. George and Powell; Messrs. Pinto and Powell; Dr. George and his spouse; and Mr. Pollack's spouse are limited partners of TSSF. In addition, Messrs. George, Pinto and Powell are limited partners of Associates.
(4) Includes (i) 618,570 shares of Common Stock directly owned; and (ii) 55,125 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iii) 13,230 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include shares indicated as owned of record by TSSF (see footnote 3 above) or 99,224 shares of restricted stock owned beneficially and of record by Trivest.
(5) Includes (i) 552,799 shares of Common Stock directly owned; and (ii) 52,258 shares of Common Stock held of record by Dr. George as custodian for his minor children under the Florida Uniform Gift to Minors Act, as to which Dr. George disclaims beneficial ownership; and (iii) 25,908 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and
     (iv) 10,475 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include shares indicated as owned of record by TSSF (see footnote 3 above) or 99,224 shares of restricted stock owned beneficially and of record by Trivest.
(6)  Includes (i) 40,162 shares of Common Stock directly owned;
     (ii) 75,820 shares of Common Stock beneficially owned by Mr. Pollack's spouse and as to which Mr. Pollack disclaims beneficial ownership; (iii) 16,538 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and
     (iv) 45,479 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include (i) shares indicated as owned of record by TSSF (see footnote 3 above); or (ii) 1,874 shares of Common Stock held for Mr. Pollack's benefit under the Andy Johns Fashions Profit Sharing Plan and Trust. Mr. Pollack's address is 1373 Broad Street, Clifton, New Jersey 07013.
(7)  Includes (i) 17,523 shares of Common Stock directly owned; and
     (ii) 23,888 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iii) 11,025 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Vandenberg's address is 1373 Broad Street, Clifton, New Jersey 07013.
(8)  Includes (i) 13,711 shares of Common Stock directly owned;
     (ii) 133,877 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; (iii) 6,615 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and (iv) 11,250 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan.
(9) Includes (i) 2,313 shares of Common Stock directly owned; (ii) 28,665 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and
     (iii) 11,250 shares of common stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Pinto's address is 235 Sunrise Highway, Suite 3224, Palm Beach, Florida 32480.
(10) The number of shares of Common Stock includes (i) 6,615 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and (ii) 11,250 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Berritt's address is 2500 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131.
(11) Includes (i) 76,112 shares directly owned; (ii) 3,150 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and (iii) 11,250 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Gildenhorn's address is 1250 Connecticut Avenue, NW, Washington, DC 20036.
(12) Includes 27,463 shares of Common Stock held in escrow to secure certain indemnification obligations of Mr. Gutfreund incurred in connection with the Company's acquisition of M&L International, Inc. Mr. Gutfreund's address is 1333 North Kingsbury Street, Chicago, Illinois 60622.
(13) Includes shares owned of record by TSSF and shares beneficially owned by directors and executive officers, as described in footnotes 4,5,6,7, 8,9,10,11 and 12 above. The number of shares of Common Stock also includes an aggregate of 18,191 shares beneficially owned by Mr. Klein, the Company's Vice President, General Counsel and Secretary, which consists of (i) 13,781 shares issuable upon the exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan, and (ii) 4,410 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include 99,224 shares of restricted stock owned beneficially and of record by Trivest.


                      ELECTION OF DIRECTORS

NOMINEES

     The Company's Amended and Restated Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall consist of not less than three nor more than ten members, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Company's Bylaws provide that the number of directors shall be fixed from time to time, within the limits specified by the Articles of Incorporation, by resolution of the Board of Directors. The Board of Directors has fixed at nine the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 1997 Annual Meeting of Shareholders, expected to be held in May 1997, or until his successor has been duly elected and qualified. Each of the incumbent directors has been nominated as a director to be elected at the Annual Meeting by the holders of Common Stock and proxies will be voted for such persons absent contrary instructions.

     The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

     Each of the nominees for election as a director of the Company is a current member of the Board of Directors. Messrs Powell, Pinto and George have served as directors since 1985, Mr. Partridge has served as a director since 1987, Mr. Pollack has served as a director since September 1991, Mr. Berritt has served as a director since January 1993, Mr. Gildenhorn and Mr. Vandenberg have served as directors since November 1994 and Mr. Gutfreund has served as a director since December 1994.






                           MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

[CAPTION]


Name                    Age  Position(s) Held With The Company

Earl W. Powell          57     Chairman of the Board
Phillip T. George, M.D. 56     Vice Chairman of the Board
John E. Pollack         51     President, Chief Executive Officer
                               and Director
Peter Vandenberg, Jr.   41     Vice President, Treasurer, Chief
                               Financial Officer and Director
Peter W. Klein          40     Vice President, General Counsel and
                               Secretary
Harold E. Berritt       60     Director
Joseph B. Gildenhorn    66     Director
Kurt C. Gutfreund       58     Director
John W. Partridge       67     Director
James J. Pinto          45     Director




     Mr. Powell has served as Chairman of the Board of the Company since October 1985. He served as President and Chief Executive Officer of the Company at various times since October 1985. He resigned as Chief Executive Officer in March 1995 in connection with the appointment of Mr. Pollack to that position. Since May 1984, Mr. Powell has served as Chairman of Atlantis Plastics, Inc., an American Stock Exchange company whose subsidiaries are engaged in the plastics industry ("Atlantis"). Mr. Powell served as Chief Executive Officer of Atlantis from May 1984 to February 1995 and as President of Atlantis from November 1993 to February 1995. Mr. Powell also serves as President and Chief Executive officer of Trivest, a private investment firm formed by Messrs. Powell and George in 1981 that specializes in management services and acquisitions, dispositions and leveraged buyouts. Mr. Powell also serves as Chairman of the Board of Directors of WinsLoew Furniture, Inc., a Nasdaq National Market company, engaged in the manufacture of contract seating and casual and ready-to-assemble furniture ("WinsLoew") and ElectroStar, Inc., a Nasdaq National Market Company engaged in the manufacture of complex rigid printed circuit boards used in sophisticated electronic equipment ("ElectroStar"). From 1971 until 1985, Mr. Powell was a partner with KPMG/Peat Marwick, Certified Public Accountants ("Peat Marwick"), where his positions included serving as managing partner of Peat Marwick's Miami office.

     Dr. George has served as a Vice Chairman of the Company since October 1985. Dr. George also serves as Vice Chairman of Atlantis' Board of Directors, as a director of WinsLoew and ElectroStar and as Chairman of the Board of Trivest. Dr. George's executive position with Trivest has been his principal occupation since retiring from the private practice of plastic and reconstructive surgery in February 1986.

     Mr. Pollack has served as a director and as President of the Company and its Biscayne Apparel International, Inc. subsidiary since September 1991. He was appointed Chief Executive Officer in March 1995. Mr. Pollack served as an executive officer of the Andy Johns Fashions International Division of Biscayne Apparel International, Inc. from May 1986 until September 1991 and has served as President of Biscayne Apparel International, Inc. since September 1991. Mr. Pollack was a founder, stockholder and director of the corporate predecessor of Andy Johns Fashions and served as Vice President and Chief Operating Officer of that company from its founding in 1975 until its acquisition by the Company in May 1986.

     Mr. Vandenberg, a Certified Public Accountant, joined the Company in January 1987 and has served as Vice President, Treasurer and Chief Financial Officer since such time (except for the period from April 1991 to September 1991, when he served as a Vice President of the Company and as an executive officer of Trivest). He was appointed a director of the Company in November 1994. Mr. Vandenberg served in various capacities with Peat Marwick from December 1977 until January 1987, and was a senior manager of that firm from July 1984 until joining the Company.

     Mr. Klein joined the Company in June 1986 and has served as Vice President, General Counsel and Secretary since such time. Mr. Klein has served as an executive officer and General Counsel of Trivest since May 1986 and is presently Senior Vice President and Managing Director of Trivest. Mr. Klein has also served as Vice President, General Counsel and Secretary of Atlantis since May 1986. Mr. Klein serves as a director of WinsLoew. Prior to joining the Company, Mr. Klein practiced law in Chicago, Illinois and Cleveland, Ohio.

     Mr. Berritt was appointed a director of the Company in January 1993. Mr. Berritt has been a partner with the law firm of Rubin Baum Levin Constant & Friedman since July 1995. From 1969 until April 1995, Mr. Berritt was a partner with the law firm of Pryor, Cashman, Sherman & Flynn. He is a director of Claire's Stores, Inc., a fashion accessories retailer whose shares are listed on the New York Stock Exchange.

     Mr. Gildenhorn, a director of the Company since November 1994, is a founder and served as President of The JBG Companies, a diversified real estate development and management company from 1960 to 1989. He is a founding partner of Brown, Gildenhorn & Jacobs, a Washington, D.C. law firm, and served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is Chairman of the Board of Franklin National Bank and a director of Franklin Bancorporation, Washington, D.C. He also serves as a director of The Mills Corporation, a real estate investment trust, traded on the New York Stock Exchange.

     Mr. Gutfreund, a director of the Company since December 1994, has served as the President and Chief Executive Officer of M&L
International, Inc. (and its predecessors) since 1980, and has been associated with that company since 1960.

     Mr. Partridge is the President and Chief Executive Officer of SP Industries Limited Partnership ("SP Industries"). He has been a director of the Company since June 1987 and served as President and Chief Executive Officer of the Company from June 1987 to April 1991.

     Mr. Pinto, a director of the Company since December 1985, has been Chairman of National Capital Management Corp., a specialty finance company, since 1989. Since 1990, Mr. Pinto also has been the President of Private Finance Group Corporation, an investment firm. Mr. Pinto also serves as a director of Andersen Group, Inc., an electronics products company, and ElectroStar.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held three meetings during 1995. Each director attended at least 75 percent of the aggregate of (i) the number of such meetings, and (ii) the number of meetings of committees of the Board of Directors held during 1995.

     The Board of Directors has established three standing committees: (1) the Executive Committee, (2) the Audit Committee, and (3) the Compensation Committee.

     Messrs. Powell, George and Pollack are members of the Executive Committee, which took certain actions by unanimous written consent during 1995. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

     Messrs. Pinto and Partridge are members of the Audit Committee, which held one meeting during 1995. Mr. Gildenhorn was appointed to the Audit Committee in March 1996 and presently serves as its chairman. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls, and (d) having general responsibility for all related auditing matters.

     Messrs. Berritt, Gildenhorn and Pinto are members of the Compensation Committee. Mr. Berritt is Chairman of that committee. The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers. The Compensation Committee has the exclusive power and authority to make compensation decisions affecting the Management Agreement between Trivest and the Company (see "Certain Relationships and Related Transactions - Amended and Restated Management Agreement"), and makes recommendations to the Board of Directors on compensation matters affecting the Company's executive officers. The Compensation Committee administers the Company's 1987 Stock Option Plan, Amended and Restated 1990 Stock Option Plan and the 1994 Stock Option Plan. The Compensation Committee took certain actions by unanimous written consent during 1995.











































          EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the most highly compensated executive officers of the Company whose total annual salary and bonus, determined as of the end of the last fiscal year, exceeded $100,000 (the "Named Executive Officers"), for the fiscal years ended December 31, 1995, 1994 and 1993:

                   SUMMARY COMPENSATION TABLE

[CAPTION]


                     Annual Compensation
                                                Other
Name and                                       Annual
Principal PositionYear     Salary     Bonus Compensation

Earl W. Powell    1995       ---       ---         ---
Chief Executive   1994       ---       ---         ---
Officer(1)        1993       ---       ---         ---


John E. Pollack   1995   360,672       ---         ---
President and     1994   346,801   189,350         ---
Chief Executive
  Officer(1)      1993   336,700   165,000         ---



Peter Vandenberg,
  Jr.             1995   177,580       ---         ---
Vice President    1994   170,733    94,640         ---
Treasurer and Chief
  Financial
  Officer         1993   165,849    94,640         ---

(continued)



                          Long Term
                        Compensation
                     Awards        Payouts
                                             All Other
                     Options       LTIP      Compensation

Earl W. Powell       ---            ---            ---
Chief Executive      ---            ---            ---
Officer(1)           30,000         ---            ---


John E. Pollack      ---            ---            ---
President and        ---            ---          3,288(2)
Chief Executive
  Officer(1)         50,000         ---        135,591(2)(3)


Peter Vandenberg,
  Jr.                ---            ---            ---
Vice President       ---            ---          3,288(2)
Treasurer and
  Chief Financial
  Officer            25,000         ---          2,410(2)




(1) Mr. Powell resigned as Chief Executive Officer in March 1995 in connection with the appointment of Mr. Pollack to that position.
(2) Includes contributions by the Company to the Andy Johns Fashions Profit Sharing Plan, a retirement plan that covers certain employees of the Company and its subsidiaries, of (a) $3,427 on behalf of Mr. Pollack for 1993 and $3,288 for 1994, and (b) $2,410 on behalf of Mr. Vandenberg for 1993 and $3,288 for 1994.
(3) Prior to being named President and Chief Operating Officer of the Company in September 1991, Mr. Pollack was employed by the Company's Biscayne Apparel International, Inc. subsidiary pursuant to a written employment agreement which has been terminated (the "Prior Agreement"). Pursuant to an agreement between Mr. Pollack and the Company, Mr. Pollack agreed to defer payment of the sum of $96,875, which was otherwise payable to him on March 15, 1990 pursuant to the terms of the Prior Agreement. The deferred amount bore interest at the rate of 10% per annum, and was paid to Mr. Pollack in 1993. The amount included in the "All Other Compensation" column for 1993 includes the $96,875 amount deferred, together with interest thereon from March 15, 1990 in the amount of $35,289.


OPTION GRANTS

     No options or stock appreciation rights were granted to the Named Executive Officers during 1995.


STOCK OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS

     No Named Executive Officer exercised stock options during the year ended December 31, 1995. The following table sets forth information, with respect to the Named Executive Officers, concerning unexercised options held by them as of the end of such fiscal year:


        OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

[CAPTION]


                Aggregated Option Exercises in Last Fiscal Year,
                        and Fiscal Year-End Option Value

                              Number of Unexercised
                                   Options at
                                December 31, 1995
Name                          Exercisable    Unexercisable

Earl W. Powell                    68,355         19,845
John E. Pollack                   57,331         37,761
Peter Vandenberg, Jr.             34,913         16,538

(continued)


                              Value of Unexercised
                                  In-the-Money
                                   Options at
                                December 31, 1995
Name                          Exercisable    Unexercisable

Earl W. Powell                       (1)            (1)
John E. Pollack                      (1)            (1)
Peter Vandenberg, Jr.                (1)            (1)




(1) The closing sale price for the Company's Common Stock as reported by the American Stock Exchange on December 29, 1995 was $1.00. As of such date, no options were in-the-money since the exercise price of the options exceeded the fair market value of the underlying securities.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     The Company has no written employment contracts with its executive officers. Effective January 1, 1993, the Board of Directors approved an employment arrangement with Mr. Pollack, the Company's President and Chief Executive Officer. Pursuant to this arrangement, Mr. Pollack receives an annual base salary which is adjusted annually to reflect cost of living increases, and is entitled to receive a performance-based bonus in an amount generally equal to 16 2/3% of the amount by which the Company's annual operating profit exceeds an 8% return on annual sales. In the event Mr. Pollack's employment is terminated by the Company without cause, he is entitled to receive his base salary for a period of six months following the date of such termination.
Mr. Pollack is bound by certain restrictive covenants, including an obligation not to compete with the Company or its subsidiaries, during the period he is employed by the Company and for a two year period following the date his employment is terminated for any reason.

     Effective January 1, 1993, the Board of Directors approved an employment arrangement with Mr. Vandenberg, the Company's Vice President, Treasurer and Chief Financial Officer. Pursuant to this arrangement, Mr. Vandenberg receives an annual base salary which is adjusted annually to reflect cost of living increases, and is entitled to receive a performance-based bonus in an amount generally equal to 8 1/3% of the amount by which the Company's annual operating profit exceeds an 8% return on annual sales.

     Each of the Named Executive Officers holds options to purchase Common Stock granted under the Company's 1987 Stock Option Plan and/or the Company's Amended and Restated 1990 Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon liquidation or dissolution of the Company, a sale or other disposition of all or substantially all of the Company's assets, or a merger or consolidation pursuant to which either (i) the Company does not survive, or (ii) ownership of more than 49% of the voting power of the Company's voting stock is transferred. In addition, the Compensation Committee of the Board of Directors has the discretion to grant "limited stock appreciation rights" with respect to options granted under the 1987 Stock Option Plan, pursuant to which, in the event of any tender offer or exchange offer by a third party for more than 20% of the Company's outstanding Common Stock, the options will automatically be canceled in return for cash payment to the optionee in an amount equal to the difference between the highest price paid per share by the acquirer in such transaction and the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange
Commission, the Compensation Committee of the Board of Directors of the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year.

     The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers, as well as the Company's stock option plans. The Compensation Committee is comprised of independent directors, none of whom have interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members.

     Mr. Powell, the Company's Chairman and its Chief Executive Officer through March 1995, was not compensated by the Company or its subsidiaries during the past fiscal year. Trivest, Inc., of which Mr. Powell and Dr. George, the Vice Chairman of the Company's Board of Directors, are shareholders, directors and executive officers, provides management services to the Company and its subsidiaries and receives compensation from the Company pursuant to the terms of a management agreement. See "Certain Relationships and Related Transactions--Amended and Restated Management Agreement."

     The Compensation Committee's general philosophy with respect to the compensation of the Company's other executive officers is to offer competitive compensation programs designed to attract and retain key executives critical to the long-term success of the Company and to recognize an individual's contribution and personal performance. Such compensation programs include a base salary and annual performance-based bonus as well as stock option plans designed to provide long-term incentives. In addition, the Compensation Committee may recommend the grant of discretionary bonuses to the Company's executive officers.

     The base salary for Mr. Pollack, the Company's Chief Executive Officer, and Mr. Vandenberg, the Company's Chief Financial Officer, have been fixed at a level which the Compensation Committee believes is competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities. The annual performance bonus has been structured to reward these executive officers for delivering profitable short-term performance of the Company's operating units and the Company as a whole. Based on the employment arrangements with such executive officers, Messrs. Pollack and Vandenberg received no bonuses with respect to fiscal year 1995.

                        Harold E. Berritt
                        Joseph B. Gildenhorn
                        James J. Pinto

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Textile-Apparel Manufacturer Index and the
Russell 2000 Index for the last five fiscal years.


        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG BISCAYNE APPAREL, INC., THE RUSSELL 2000 INDEX
         AND THE S&P TEXTILE-APPAREL MANUFACTURER INDEX



















[CAPTION]



                  12/90  12/91  12/92 12/93  12/94   12/95
Biscayne Apparel,
  Inc.             100   127     218   327    353    160
Russell 2000       100   146     173   206    202    260
S&P Textile-
 Apparel Mfr       100   160     171   129    126    142



* $100 invested on 12/31/90 in stock or index including reinvestment of dividends.
  Fiscal year ending December 31.


DIRECTOR COMPENSATION

     The Company pays Messrs. Berritt, Gildenhorn, Partridge and Pinto an annual retainer of $15,000, payable quarterly, and a $750 fee for each meeting of the Board attended ($500 in the case of telephonic meetings.) In addition, members of the Audit Committee and the Compensation Committee receive a $750 fee for attendance at each committee meeting ($500 in the case of telephonic meetings.) The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Messrs. Berritt, Gildenhorn, Partridge and Pinto have agreed that, with respect to 1996 only, the annual retainer shall be paid to the directors as follows: (i) $3,750 paid in cash, and (ii) options to purchase 11,250 shares of Commons Stock granted to each director under the Company's 1994 Stock Option Plan. Pursuant to such arrangement, each of Messrs. Berritt, Gildenhorn, Partridge and Pinto received a cash payment of $3,750 in January 1996 and were granted immediately exercisable options on March 26, 1996 to purchase 11,250 shares of Common Stock at an exercise price of $0.75 per share (the fair market value of the Company's Common Stock on the day prior to such grant).

     Each of the foregoing non-employee directors participates or is eligible to participate in the Company's 1987 Disinterested Directors Stock Option Plan, the Company's Amended and Restated 1990 Stock Option Plan and the Company's 1994 Stock Option Plan.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report was filed late by John W. Partridge.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Acquisition of M&L International, Inc. and Bridge Financing. On November 30, 1994, the Company acquired M&L International, Inc., an Illinois corporation ("M&L"). In connection with the acquisition of M&L, the Company assumed $1,050,000 aggregate principal amount of junior subordinated indebtedness payable to Kurt C. Gutfreund (the "Junior Subordinated Indebtedness"), a director of Company. In order to finance a portion of the purchase price for the acquisition of M&L, the Company issued 12% Senior Subordinated Bridge Note (the "Bridge Notes") to Trivest Special Situations Fund 1985, L.P., a Delaware limited partnership ("TSSF") ($2,000,000 aggregate principal amount), Trivest Segregated Asset Account, a deferred annuity investment fund ("TSAA") ($1,200,000 aggregate principal amount), Earl W. Powell ($300,000 aggregate principal amount), Mr. Gutfreund ($216,876 aggregate principal amount) and James J. Pinto ($500,000 aggregate principal amount). Messrs. Powell, Gutfreund and Pinto are directors of the Company and Mr. Powell also serves as the Chairman of the Board of the Company. TSSF is controlled by Trivest or affiliates of Trivest. TSAA, whose assets were assigned to Trivest Annuity Fund, Ltd., a Florida limited partnership, on January 1, 1996, is also controlled by Trivest or affiliates of Trivest.

     The Bridge Notes and the Junior Subordinated Indebtedness were repaid in March 1995 from the proceeds of a credit facility made available to the Company and its subsidiaries by a syndicate of commercial banks. During 1995, the Company made interest payments totaling (i) $28,058 to Mr. Gutfreund with respect to the Junior Subordinated Indebtedness; and (ii) $50,000, $30,000, $7,500, $5,422 and $12,500 to TSSF, TSAA, Mr. Powell, Mr. Gutfreund and Mr. Pinto, respectively, with respect to the Bridge Notes.

     In connection with the acquisition of M&L, Trivest earned a transaction fee of $360,000 pursuant to the terms of its management agreement with the Company, which was paid by the Company in March 1995.

     Amended and Restated Management Agreement. Trivest has rendered consulting, financial and management services to the Company, including advice and assistance with respect to acquisitions, since October 1985. Pursuant to its Amended and Restated Management Agreement, dated as of November 30, 1994 (the "Restated Management Agreement"), Trivest has agreed to (i) identify and provide the Company with a right of first refusal to acquire businesses in the apparel industry, and (ii) provide its corporate finance, strategic planning and other management expertise to the Company and its subsidiaries. If an additional industry is designated by the Company's Board of Directors, Trivest will provide the Company with a right of first refusal to acquire businesses in that industry unless Trivest then has a management, acquisition or other commitment with respect to that industry.

     The Restated Management Agreement, which expires on January 1, 1998, was entered into in connection with the Company's acquisition of M&L and provides for annual base compensation of $357,250 (adjusted annually to reflect cost of living increases). Effective January 1, 1996, the Restated Management Agreement was amended to provide that the annual base compensation payable to Trivest, with respect to 1996 only, be reduced to $180,000. Trivest received aggregate cash compensation from the Company of $365,996 with respect to the Company's 1995 fiscal year.

     In the event additional business operations are acquired by the Company, Trivest's annual base compensation will be increased by the greater of (i) $100,000, or (ii) five percent of the projected annual earnings before interest and taxes of any such acquired business (subject to adjustment, however, in the event the Company's Board of Directors determines such amount to be inappropriate). In addition, Trivest is entitled to receive an acquisition fee of up to three percent of the purchase price for any acquisition introduced to the Company by it and approved by the Board of Directors.

     Trivest Legal Department. Trivest maintains an internal legal department, headed by Mr. Klein. The Trivest legal department accounts for its time on an hourly basis and bills Trivest and its affiliates, including the Company, for services rendered at prevailing rates. In 1995, the Company paid Trivest $78,330 for services rendered by the Trivest legal department. The Company believes that the fees charged by the Trivest legal department in 1995 were no less favorable to the Company than fees charged by unaffiliated third parties for similar services.

     Insurance Services. Since 1986, DGP Insurance Agency, Inc. ("DGP"), a risk manager and insurance broker, has provided risk management and insurance services to affiliates of Trivest, including the Company. Messrs. George and Powell collectively own 100 percent of DGP, which is managed by an established unrelated insurance broker. DGP provides services exclusively to affiliates of Messrs. George and Powell, including the Company. For such services, DGP receives 50 percent of the commissions received by the unrelated insurance broker in connection with policies written. DGP received approximately $19,350 in commissions from the Company's 1995 insurance premiums.

     Subordinated Notes. Trivest Special Situations Fund 1985, L.P., a Delaware limited partnership, is the holder of record of $1,400,800 principal amount of the 13% Subordinated Notes due December 1999 issued by the Company in December 1989 (the "Notes"). Certain directors of the Company and their affiliates are limited partners of TSSF and/or its general partner, Trivest Associates, L.P. See "Security Ownership," Note 3. In 1995, the Company made interest payments totalling $182,104 to TSSF as a result of its ownership of its Notes.

     Interest in Vendor. Mr. Pollack owns 16 2/3% of the capital stock of Phar-Shar Manufacturing Company, Inc., a Kentucky corporation ("Phar-Shar"), which provides warehousing and shipping services to the Company's Biscayne Apparel International, Inc. and Mackintosh of New England Co. subsidiaries. In 1995, the Company paid approximately $633,112 in warehousing and shipping expenses to Phar-Shar. The Company has a right of first refusal to acquire Mr. Pollack's shares of Phar-Shar common stock for so long as he remains an employee of the Company or its subsidiaries.


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for year ended
December 31, 1995 were and for 1996 will be the firm of Coopers &
Lybrand L.L.P. It is not expected that representatives of such firm will attend the Annual Meeting.


                         OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1997 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before December 24, 1996.

                              By Order Of The Board Of Directors



                              Peter W. Klein
                              Secretary

Clifton, New Jersey
April 22, 1996









































                          FORM OF PROXY

                     BISCAYNE APPAREL, INC.
            THIS PROXY IS SOLICITED ON BEHALF OF THE
                BOARD OF DIRECTORS OF THE COMPANY


                              The undersigned, a shareholder of
BISCAYNE APPAREL, INC., a Florida corporation (the "Company"), hereby appoints Earl W. Powell and Phillip T. George M.D., and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of stock of the Company held of record by the undersigned at the close of business on April 19, 1996 at the Annual Meeting of Shareholders of the Company to be held at the Grand Bay Hotel, 2669 South Bayshore Drive, Miami, Florida, on June 12, 1996 at 9:00 a.m., local time, and at any adjournments thereof.


                       (See reverse side)



























                   (Continued from other side)


                              The Board of Directors unanimously
recommends a vote FOR each proposal.

     1.     ELECTION OF           Harold E. Berritt,
            DIRECTORS             Phillip T. George, M.D.,
                                  Joseph B. Gildenhorn,
                                  Kurt C. Gutfreund,
                                  John W. Partridge,
                                  James J. Pinto,
                                  John E. Pollack,
                                  Earl W. Powell and
                                  Peter Vandenberg, Jr.

[ ] VOTE FOR all nominees listed above, except authority to vote withheld from the following nominees (if any).

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

[  ] AUTHORITY TO VOTE WITHHELD from all nominees.


     2. Upon such other matters as may properly come before such Annual Meeting or any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.


     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 1996 Annual Meeting, (2) the Proxy
Statement, and (3) the 1996 Annual Report to Shareholders.


Dated: _________________, 1996



______________________________________
(Signature)


______________________________________
(Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE
ENVELOPE PROVIDED.  NO POSTAGE NECESSARY IF MAILED IN THE UNITED
STATES.